For Immediate Release August 11, 2004	www.fairchildsemi.com

Corporate Communications:
Fran Harrison
207-775-8576
fran.harrison@fairchildsemi.com

Public Relations Firm:
Barbara Ewen
CHEN PR
781-466-8282
bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Further Reduces Interest Expense
on Bank Debt

South Portland, Maine — Fairchild Semiconductor International, Inc. (NYSE: FCS) today announced the successful refinancing of its term B bank loan of approximately $298 million under its senior credit facility. The refinancing reduces the interest rate on all of the company’s current borrowings under the credit facility by 25 basis points to the new rate approximating LIBOR plus 225 basis points.

“Our strong business performance and improving balance sheet enabled us to again reduce our borrowing costs,” stated Matt Towse, senior vice president and CFO of Fairchild. “As we continue to build our leadership position as The Power Franchise®, we have increased our mix of higher margin, more stable power products, reduced manufacturing costs and grown our worldwide position, especially in Asia, the fastest growing region. Our business model has enabled Fairchild to deliver 23 straight quarters of positive operating cash flow. We remain committed to reducing interest expense and improving earnings, while leveraging the high growth opportunity in power semiconductors for industry leading electronics applications.”

An amendment to the company’s credit agreement reflecting the change will be filed with the SEC as an exhibit to Form 8-K.

About Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power through minimization, conversion, management and distribution functions. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.

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